                                                                    EXHIBIT 10.1

                        EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, is executed for reference date purposes on March 1, 1998 by and between Cavanaughs Hospitality Corporation, a Washington corporation (the "Company"), and Donald K. Barbieri (the "Executive").

The Company desires to employ the Executive in the capacities of President and Chief Executive Officer, and the Executive desires to be so employed, on the terms and subject to the conditions set forth in this agreement (the "Agreement");

Now, therefore, in consideration of the mutual covenants set forth herein and other good and valuable consideration the parties hereto hereby agree as follows:

1.   EMPLOYMENT; TERM.

     The Company employs the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein, for a term commencing on the date of the initial public offering of the common shares of the Company on the national stock exchange selected by the Company (the "Commencement Date") and terminating on December 31, 1999 unless terminated earlier in accordance with Section 5 of this Agreement; provided, that such term shall automatically be extended from time to time for additional periods of one calendar year from the date on which it would otherwise expire unless the Executive, on one hand, or the Company, on the other, gives notice to the other party or parties not less than 120 days prior to such date that it elects to permit the term of this Agreement to expire without extension on such date. (The initial term of this Agreement as the same may be extended in accordance with the terms of this Agreement is hereinafter referred to as the "Term").

2.   POSITIONS; CONDUCT.

(a) During the Term, the Executive will hold the titles and offices of, and serve in the positions of, President and Chief Executive Officer of the Company. The Executive shall report to the Board of Directors of the Company and shall perform such specific duties and services (including service as an officer, director or equivalent position of any direct or indirect subsidiary without additional compensation) as they shall reasonably request consistent with the Executive's positions.

(b) During the Term, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to the following (the "Exempted Activities"): (i) serving, with the approval of the Board of Directors of the Company, as an officer, director, trustee or member of any organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and affairs. In no event shall the Exempted Activities involve any material conflict of interest with the interests of the Company or, individually or collectively, interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement. The Board of Directors of the Company have approved as an Exempted Activity the Executive's employment as a director and officer of Inland Northwest Corporation, previously a wholly-owned subsidiary of the Company.

(c) The Executive's office and place of rendering his services under this Agreement shall be in the principal executive offices of the Company which shall be in the Spokane, Washington metropolitan area. Under no circumstances shall the Executive be required to relocate from the Spokane, Washington metropolitan area or provide services under this Agreement in any other location other than in connection with reasonable and customary business travel. During the Term, the Company shall provide the Executive with executive office space, and administrative and secretarial assistance and other support services consistent with his positions and with his duties and responsibilities hereunder.

3.   BOARD OF DIRECTORS; COMMITTEES.

          While it is understood that the right to elect directors of the Company is by law vested in the stockholders and directors of the Company, it is nevertheless mutually contemplated that, subject to such rights, during the Term the Executive will serve as a member and as Chairman of the Company's Board of Directors and as a member and act as Chairman of its Investment Committee.

4.   SALARY; ADDITIONAL COMPENSATION; PERQUISITES AND BENEFITS.

(a) During the Term, the Company and the Subsidiary will pay the Executive a base salary at an annual rate of not less than $155,000 per annum, subject to annual review by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") and in the discretion of such Committee, increased from time to time. Once increased, such base salary may not be decreased. Such salary shall be paid in period installments in accordance with the Company's standard practice, but not less frequently than semi-monthly.

(b) For each fiscal year during the Term, the Executive will be eligible to receive a bonus. The award and amount of such bonus shall be based upon the Compensation Committee's determination of actual performance as measured against goals and shall give the Executive the opportunity to earn a bonus of up to 100% of his base salary.

(c) During the Term, the Executive will participate in all plans now existing or hereafter adopted by the Company for the management employees or the general benefit of the their employees, such as bonuses, stock option or other incentive compensation plans, life and health insurance plans, or other insurance plans and benefits on the same basis and subject to the same qualifications as other senior executive officers. To the extent permitted by law, the Executive shall be given credit for his years of service to any predecessor entity of the Company in determining all waiting periods and vesting periods under such plans.

(d) The Executive shall be eligible for stock option grants from time to time pursuant to the Company's 1998 Stock Incentive Plan in accordance with the terms thereof. The Company shall recommend to the Committee designated in accordance with such plan that the Company grant to the Executive, effective on the initial public offering of Company shares, options to purchase 90,000 shares of the common stock of the Company at an exercise price equal to the initial public offering price of such stock (the "Option Price"). Subject to the terms of Section 6(f) of this Agreement as to the acceleration of vesting of stock options, such options shall vest on the earlier of the following calendar or value-appreciation schedules:
     i) Calendar Schedule:
     Four Years after the grant date, options are fully vested as to 50% of the applicable shares;
     Five Years after the grant date, options are fully vested for the remaining 50% of the shares.
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          ii) Value Appreciation Schedule: Beginning one year after the option grant date, if the stock price reaches the below described target levels (as a percentage increase over the Option Price) for 20 consecutive trading days, the options will vest as follows:

          Stock Price Increase:          Percent of Option Shares Vested:
          25%                                    25%

          50%                                    50%

          75%                                    75%

          100%                                   100%

Such options shall be exercisable, subject to vesting, for ten years from the date of grant and in all other respects shall be subject to the terms and conditions of the 1998 Stock Incentive Plan.

(e) The Company will reimburse the Executive, in accordance with its standard policies from time to time in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement.

(f) The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company's policy from time to time in effect for senior executives, which in any event shall not be less than a total of four weeks per calendar year.

(g) In the event that any accelerated vesting of the Executive's rights with respect to stock options, restricted stock or any other benefit or compensation results in the imposition of an excise tax payable by the Executive under Section 4999 of the Internal Revenue Code, or any successor or other provision with respect to "excess parachute payments" within the meaning of
Section 280G(b) of the Internal Revenue Code, the Company shall make a cash payment to the Executive in the amount of such taxes and shall also make a cash payment to the Executive in an amount equal to the total of federal, state and local income and excise taxes (the "Excise Tax") for which the Executive may be liable on account of the cash payments made under this section, up to a maximum reimbursement equal to two times the amount of such Excise Tax.

(h) The Company shall indemnify the Executive to the fullest extent permitted under the law of the State of Washington and shall each enter into a separate agreement with respect thereto with the Executive to the extent necessary to implement this indemnification obligation.

5.        TERMINATION

(a) The Term will terminate upon the Executive's death or, upon notice by the Company or the Executive to the other, in the case of a determination of the Executive's Disability. As used herein the term "Disability" means the Executive's inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if they cannot agree as to a physician, then each shall select a physician and these two together shall select a third physician whose determination of Disability shall be binding on the Executive and the Company. Should the Executive become incapacitated, his employment shall continue and all base and other compensation due the Executive hereunder shall continue to be paid through the date upon which the Executive's employment is terminated for Disability in accordance with this section.
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(b)  The Term may be terminated by the Company upon notice to the Executive upon the occurrence of any event constituting "Cause" as defined herein.

(c) The Term may be terminated by the Executive upon notice to the Company (i) within six months of the occurrence of any event constituting "Good Reason" as defined herein or (ii) within six months of a "Change of Control" as defined herein.

6.   SEVERANCE.

(a) If the Term is terminated by the Company for Cause, the Company will pay to the Executive an aggregate amount equal to the Executive's accrued and unpaid base salary through the date of such termination, additional salary payments in lieu of the Executive's accrued and unused vacation time, unreimbursed business expenses, unreimbursed medical, dental and other employee benefit expenses in accordance with the applicable plans, and any and all other benefits provided under the terms of applicable employee plans to terminated employees (the "Standard Termination Payments").

(b) If the Term is terminated upon the Executive's death or Disability, the Company and the Subsidiary will pay to the Executive's estate or the Executive, as the case may be, the Standard Termination Payments and all death or disability payments or other employee benefits under their employee benefit plans.

(c) Subject to Section 6(d), if the Company terminates the Executive's employment under this Agreement without Cause other than by reason of his death or Disability or if the Executive terminates his employment hereunder for Good Reason, the Company shall (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to the twice the Executive's total compensation for the previous fiscal year (but not less than twice $155,000) and (iii) continue in effect the Executive's benefits with respect to life, health and insurance plans or their equivalent for two years.

(d) If, following a Change in Control: the Executive terminates his employment hereunder within 6 months following such Change in Control; the Company shall
(i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to three times the Executive's total cash compensation for the previous fiscal year (but in no event less than three times $155,000) and (iii) continue in effect the Executive's benefits with respect to life, health and insurance plans or their equivalent for three years.

(e) If the initial term is not extended pursuant to the proviso to Section 1 as a result of the Company giving notice thereunder that it elects to permit the term of this Agreement to expire without extension, the Company shall (i) pay the Executive the Standard Termination Payments, (ii) pay the Executive a lump sum payment equal to twice the Executive's total compensation for the previous fiscal year (but not less than twice $155,000) and (iii) continue in effect the Executive's benefits with respect to life, health and insurance plans or their equivalent for two years.

(f) If the Company terminates the Executive's employment under this Agreement without Cause other than by reason of his death or Disability, or if the initial Term is not extended as a result of the Company giving notice that it elects to permit the term of this Agreement to expire without extension, or if the Executive terminates his employment hereunder pursuant to Section 5 (c.): all stock options granted to the Executive shall immediately vest and be exercisable and any stock grant to the Executive shall immediately vest and all Company imposed restrictions on restricted stock issued to the Executive shall be terminated.

(g) As used herein, the term "Cause" means: (i) the Executive's willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations set forth in this Agreement, if such breach is not cured within 30 days after notice thereof to the Executive by the
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Company, which notice shall state that such conduct shall, without cure, constitute Cause and makes specific reference to this Section 6(g); (ii) any willful and intentional act of the Executive involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) the Executive's conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

(h) As used herein, the term "Good Reason" means: (i) assignment of the Executive of duties materially inconsistent with the Executive's positions as described in Section 2(a); (ii) the removal of the Executive from the positions as described in Section 2(a); (iii) the change in the location of the Company's principal executive offices to a location outside of Spokane, Washington metropolitan area without the Executive's consent which may be withheld at his sole discretion; (iv) any material breach of this Agreement by the Company which is continuing; or (v) the failure of the Executive to be elected as a member and Chairman of the Board of Directors of the Company or a member of its Investment Committee or the removal of the Executive from either such position.

(i) As used herein, the term "Change in Control" means the occurrence of any one of the following events: (i) any "person", as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner", as such term is used in Rule 13d-3 promulgated under such Act, of 35% or more of the Voting Stock of the Company (other than a person holding such percentage ownership as of the Commencement Date) or the majority of the Board of Directors of the Company consists of individuals other than Incumbent Members, which shall mean the members of such Boards on the Commencement Date; provided that any person becoming a director subsequent to the Commencement Date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director; (ii) the Company adopts a plan of liquidation providing for the distribution of all or substantially all of the assets of the Company on a consolidated basis; (iii) the Company merges or combines with another company and, immediately thereafter, the stockholders of the Company immediately prior to such merger or combination hold, directly or indirectly, 50% or less of the Voting Stock and other ownership interests of the surviving entity or entities;
(iv) the Company sells all or substantially all of its assets on a consolidated basis in a single transaction or series of transactions; or (v) the Company ceases to act as the general partner of Cavanaughs Hospitality Limited Partnership. As used herein, an Affiliate of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by or is under common control with the person or other entity specified (including without limitation any investment entity managed by the person or other entity specified or a person or entity that directly or indirectly controls, is controlled by or under common control with the person or other entity specified). As used herein, "Voting Stock" means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors or their equivalent.

(j) The amounts required to be paid and the benefits required to be made available to the Executive under this Section 6 are absolute. Under no circumstances shall the Executive, upon the termination of his employment hereunder, be required to seek alternative employment and, in the event that the Executive does secure other employment, no compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company and the Subsidiary under this
Section 6.

7.   CONFIDENTIAL INFORMATION.

(a) The Executive acknowledges that the Company and its subsidiaries or affiliated ventures ("Company Affiliates") own and have developed and compile, and will in the future own, develop and compile certain Confidential Information and that during the course of his rendering services hereunder Confidential Information will be disclosed to the Executive by the Company Affiliates. The Executive hereby agrees that, during the Term (except as required to conduct the business of the Company) and for a period of three years thereafter, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of the Company Affiliates.

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(b)    As used herein, the term "Confidential Information" means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned, developed or possessed by a Company Affiliate pertaining to its businesses the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to the Executive, (ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than the Company Affiliates which sources are not known to the Executive to be under any duty of confidentiality with respect thereto or (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company's sole expense, in seeking a protective order or other appropriate protection of such information).


8.     RESTRICTIVE COVENANTS.

(a) The Executive agrees that during his employment hereunder and for a period of twelve months thereafter the Executive will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business in the Territory. As used herein the term "Competing Business" means the ownership or operation of any hotel property and the term "Territory" means the states of California, Oregon, Washington, Alaska, Idaho, Montana and Utah and the provinces of Alberta and British Columbia. Notwithstanding the foregoing, nothing in this Agreement shall limit or prohibit the executive from engaging in the Exempted Activities.

(b) The Executive agrees that during his employment hereunder and for a period of twenty-four months thereafter he will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of the Term was an employee of the Company or a Company affiliate (other than a person whose employment with such Company Affiliate has been terminated by such Company Affiliate), to become employed by any person, firm or corporation.

9.     SPECIFIC PERFORMANCE.

(a) The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company Affiliates would sustain irreparable harm in the event of a violation by the Executive of Section 7 or 8 hereof. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or an injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

(b) If any of the restrictions on activities of the Executive contained in Sections 7 or 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope or activity of subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

(c) Notwithstanding anything in this Agreement to the contrary, in the event that the Company fails to make any payment of any amounts or provide any of the benefits to the Executive when due as called for under Section 6 of this Agreement and such failure shall continue for twenty (20) days after notice thereof from the Executive, all restrictions on the activities of the Executive under Sections 7 and 8 shall be immediately and permanently terminated.

10.     WITHHOLDING.

The parties agree that all payments to be made to the Executive by the Company pursuant to the Agreement shall be subject to all applicable withholding obligations of such company.

11.     NOTICES.

All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four days after being mailed if sent by registered or certified mail, postage prepaid, or by one day after delivery if sent by air courier (for next-day delivery) with evidence of receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed respectively:

     If to the Executive, to:
     Mr. Donald K. Barbieri
     639 North River Point Blvd. 1E
     Spokane, Washington  99202

     If to the Company, to:
     Cavanaughs Hospitality Corporation
     201 W. North River Drive
     Spokane, WA  99201
     Attn:  Corporate Counsel

or to any other address of which such party may have given notice to the other parties in the manner specified above.

12.     MISCELLANEOUS.

(a) This Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder will be binding upon and run in favor of their respective successors and assigns.

(b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington.

(c) Any controversy arising out of or relating to this Agreement or any breach hereof shall be settled by arbitration in Spokane, Wa. by a single neutral arbitrator who shall be a retired federal or state court judge in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon any award rendered may be entered in any court having jurisdiction thereof, except in the event of a controversy relating to any alleged violation by the Executive of Section 7 or 8 hereof, the Company and the Subsidiary shall be entitled to seek injunctive relief from a court of competent jurisdiction without the requirement to seek arbitration. In addition to all other relief, the substantially prevailing party in any arbitration or court action shall be entitled to their reasonable attorney fees and costs incurred by reason of the controversy (including any appellate review and bankruptcy or enforcement proceedings).

(d) The hearings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e) The provisions of this Agreement which by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.

(f) Upon the Commencement Date, this Agreement supersedes any existing employment agreements between the Employee and the Company and any of its Affiliates all of which shall be terminated upon the Commencement Date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE:                             COMPANY:
                                       CAVANAUGHS HOSPITALITY CORPORATION

___________________________            by________________________________

Donald K. Barbieri                          Its President